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                                                                  EXHIBIT 10(bb)

                           J. ALEXANDER'S CORPORATION
                       CASH INCENTIVE PERFORMANCE PROGRAM

PURPOSE OF THE PROGRAM.

         The Cash Incentive Performance Program ("CIPP") has been established by
J. Alexander's Corporation (the "Company") to reward executives for annual financial and non-financial performance that results in the Company achieving its objectives of operational excellence in the area of professional service and providing guests with the highest quality food products available in casual dining, while at the same time providing value and improving performance for the Company's shareholders, by paying cash awards that are similar to incentives paid by other casual dining restaurant companies that compete with the Company and to promote a balance between cash and equity incentive compensation programs.

PARTICIPATION.

         The Company's four senior executive officers and other executive employees that the Compensation Committee of the Board of Directors of the Company (the "Committee") believes have the most impact on improving financial performance are eligible to receive an award pursuant to the CIPP.

ADMINISTRATION.

         All determinations, interpretations and other decisions under or with respect to the CIPP shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons. Awards will be made as soon as practicable after financial results for the fiscal year are known. This program is not a "qualified" plan for federal income tax purposes, and any payments are subject to applicable tax withholding requirements.

AWARDS.

         Each participant in the CIPP is assigned an annual award target expressed as a percentage of the participant's base salary. This annual award target is generally determined based on the ability he or she has to influence profitability, meet the Company's stated objectives of operational excellence and ensure the integrity of the Company's financial statements and reputation of the Company in the business community. In addition, the Committee has the authority to modify the annual award target based on its assessment of the individual's performance.

         In order to be eligible for an annual award, the participant must exhibit compliance with the Company's policies and procedures, be committed to the Company's mission and value standards, and uphold the Company's code of

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conduct at all times. If in the event the Committee determines that any of the participants has not met these standards during the fiscal year, such participant may not be eligible for an incentive award.

         The CIPP is designed to provide 100% of a participant's annual award target for achieving targeted performance, 50% of a participant's annual award target for achieving a minimum acceptable (threshold) level of performance, and up to a maximum of 200% of a participant's annual award target for achieving maximum performance. Payouts between the threshold and maximum amounts are calculated by the Committee following its consideration of guidelines provided by management. However, the Committee at its sole discretion may use its own interpolations. No payments will be made for performance below the threshold level, and no payments will be made in excess of 100% of a participant's base salary. The Committee will approve the threshold, target, and maximum performance levels at the beginning of each fiscal year, except that in the case of the implementation year (2005), these performance levels were approved in May of 2005.

         For 2005, the performance levels under the CIPP are based on earnings before interest, taxes, depreciation, amortization, pre-opening costs, and any stock option expense or "adjusted EBITDA."

NO RIGHT TO EMPLOYMENT.

         The grant of an award shall not be construed as giving a participant the right to be retained in the employ of the Company or any subsidiary or affiliate.

NO TRUST OR FUND CREATED.

         Neither the CIPP nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any subsidiary or affiliate and a participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any subsidiary or affiliate pursuant to an award, such right shall be no greater than the right of any unsecured general creditor of the Company or any subsidiary or affiliate.

NO RIGHTS TO AWARDS.

         No person shall have any claim to be granted any award and there is no obligation for uniformity of treatment among participants. The terms and conditions of awards, if any, need not be the same with respect to each participant.